As filed with the Securities and Exchange Commission on March 19, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Quanterix Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-8957988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

113 Hartwell Avenue Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Option and Grant Plan, as amended

2017 Employee Stock Purchase Plan

2017 Employee, Director and Consultant Equity Incentive Plan

(Full title of the plans)

E. Kevin Hrusovsky

Executive Chairman, President and Chief Executive Officer

Quanterix Corporation

113 Hartwell Avenue

Lexington, MA 02421

(617) 301-9400
(Name, address and telephone number, including area code, of agent for service)

Copies to:

William T. Whelan, Esq. Megan N. Gates, Esq. John P. Condon, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000 Facsimile: (617) 542-2241	Brian P. Keane, Esq. General Counsel Quanterix Corporation 113 Hartwell Avenue Lexington, MA 02421 (617) 301-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate		Amount of
Registered	Registered (1)	Share	Offering Price		Registration Fee
Common Stock, $0.001 par value per share	3,708,597 shares	$6.05 to $21.19(2)	$42,802,481.51	(2)	$5,328.91

(1)             The number of shares of common stock, par value $0.001 per share (“Common Stock”), of Quanterix Corporation (the “Registrant”) consists of the aggregate number of shares which may be sold (i) upon the exercise of options which have been granted under the Registrant’s 2007 Stock Option and Grant Plan, as amended (the “2007 Plan”), (ii) upon the exercise of options which have been granted under the Registrant’s 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”), (iii) upon the vesting of outstanding restricted stock units which have been granted under the 2017 Plan, (iv) upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the 2017 Plan, and (v) pursuant to the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”, and together with the 2017 Plan and the 2007 Plan, the “Plans”). The maximum number of shares which may be sold upon the exercise of such options or issuance of such shares or stock-based awards under the Plans is subject to adjustment in accordance with certain antidilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such antidilution and other provisions.

(2)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for shares issuable upon the exercise of outstanding options granted under the 2007 Plan and the 2017 Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares issuable upon the vesting of outstanding restricted stock units under the 2017 Plan, shares reserved for future grant or issuance under the 2017 Plan and shares reserved for future issuance under the 2017 ESPP are based on the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Global Market as of a date (March 12, 2018) within five business days prior to filing this Registration Statement. The chart below details the calculation of the registration fee:

Securities	Number of Shares		Offering Price Per Share (2)		Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2007 Plan	2,204,084		$6.05	(2)(a)	$13,334,708.20
Shares issuable upon the exercise of outstanding options granted under the 2017 Plan	227,869		$21.19	(2)(a)	$4,828,544.11
Shares issuable upon vesting of outstanding restricted stock units granted under the 2017 Plan	10,000		$19.30	(2)(b)	$193,000.00
Shares reserved for future grant or issuance under the 2017 Plan	839,339	(3)	$19.30	(2)(b)	$16,199,242.70
Shares reserved for future issuance under the 2017 ESPP	427,305	(4)	$19.30	(2)(b)	$8,246,986.50
Proposed Maximum Aggregate Offering Price					$42,802,481.51
Registration Fee					$5,328.91

(3)             The number of shares reserved for issuance under the 2017 Plan will automatically increase on January 1st each year, starting on January 1, 2019 and continuing through January 1, 2027, by the lesser of (i) 4% of the number of shares of Common Stock outstanding on such date, and (ii) such number of shares of Common Stock as determined by the Registrant’s board of directors, subject to adjustment upon changes in capitalization of the Registrant as provided in the plan.

(4)             The number of shares reserved for issuance under the 2017 ESPP will automatically increase on January 1st each year, starting on January 1, 2018 and continuing through January 1, 2027, by the lesser of (i) 1.0% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, and (ii) such number of shares of Common Stock as determined by the Registrant’s board of directors, subject to adjustment upon changes in capitalization of the Registrant as provided in the plan. The 427,305 shares of Common Stock reserved for future issuance under the 2017 ESPP covered by this Registration Statement include the additional 218,842 shares of Common Stock reserved under the 2017 ESPP as a result of the automatic increase on January 1, 2018.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)                                 the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 19, 2018; and

(b)                                 the description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38319) filed with the Commission on December 6, 2017, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”). As of the date of this Registration Statement, an entity affiliated with Mintz Levin owns 8,477 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or DGCL, provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s restated certificate of incorporation, or the Charter, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Charter further provides that any repeal or modification of such article by the Registrant’s stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Registrant’s restated by-laws, or the By-Laws, provide that the Registrant will indemnify each of its directors and officers and, in the discretion of its board of directors, certain employees, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted it to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of the Registrant, or at the Registrant’s request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The By-Laws further provide for the advancement of expenses to each of the directors and officers and, in the discretion of the board of directors, to certain employees and agents.

In addition, the By-Laws provide that the right of each of the Registrant’s directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, the By-Laws authorize the Registrant to provide insurance for its directors, officers, employees and agents against any liability, whether or not it would have the power to indemnify such person against such liability under the DGCL or the provisions of our By-Laws.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

The Registrant also maintains a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The foregoing discussion of the Charter, By-Laws, indemnification agreements and the DGCL is not intended to be exhaustive and is qualified in its entirety by such Charter, By-Laws, indemnification agreements or law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Form of Common Stock Certificate of the Registrant		S-1 (Exhibit 4.1)	11/9/2017	333-221475

4.2	Amended and Restated Certificate of Incorporation of the Registrant		8-K (Exhibit 3.1)	12/15/2017	001-38319

4.3	Restated Bylaws of the Registrant		8-K (Exhibit 3.2)	12/15/2017	001-38319

4.4	Common Stock Purchase Warrant, dated January 30, 2018, issued to Azul Divinal Consultoria Unipessoal Lda.		10-K (Exhibit 4.9)	3/15/2018	001-38319

4.5	Form of Warrant to Purchase Series A-2 Preferred Stock of the Registrant issued to Silicon Valley Bank		S-1 (Exhibit 4.2)	11/9/2017	333-221475

4.6	Form of Warrant to Purchase Series C Preferred Stock of the Registrant		S-1 (Exhibit 4.3)	11/9/2017	333-221475

4.7	Warrant Agreement, dated as of April 14, 2014, by and between the Registrant and Hercules Capital, Inc. (formerly known as Hercules Technology Group Capital, Inc.)		S-1 (Exhibit 4.4)	11/9/2017	333-221475

4.8	Warrant Agreement, dated as of January 29, 2016, by and between the Registrant and Hercules Capital, Inc. (formerly known as Hercules Technology Group Capital, Inc.)		S-1 (Exhibit 4.5)	11/9/2017	333-221475

4.9	Warrant Agreement, dated as of March 31, 2017, by and between the Registrant and Hercules Capital, Inc. (formerly known as Hercules Technology Group Capital, Inc.)		S-1 (Exhibit 4.6)	11/9/2017	333-221475

4.10	Fourth Amended and Restated Stockholders Agreement, dated as of June 2, 2017, by and among the Registrant and the stockholders named therein		S-1 (Exhibit 4.7)	11/9/2017	333-221475

4.11	Fourth Amended and Restated Registration Rights Agreement, dated as of June 2, 2017, by and among the Registrant and the investors named therein		S-1 (Exhibit 4.8)	11/9/2017	333-221475

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the securities being registered	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

24.1	Powers of Attorney (included on signature page to this Registration Statement)	X

99.1	2007 Stock Option and Grant Plan, as amended		S-1 (Exhibit 10.1.1)	11/9/2017	333-221475

99.2	Form of Incentive Stock Option Agreement under the 2007 Stock Option and Grant Plan, as amended		S-1 (Exhibit 10.1.2)	11/9/2017	333-221475

99.3	Form of Non-qualified Stock Option Agreement under the 2007 Stock Option and Grant Plan, as amended		S-1 (Exhibit 10.1.3)	11/9/2017	333-221475

99.4	Form of Restricted Stock Agreement under the 2007 Stock Option and Grant Plan, as amended		S-1 (Exhibit 10.1.4)	11/9/2017	333-221475

99.5	2017 Employee Stock Purchase Plan	X

99.6	2017 Employee, Director and Consultant Equity Incentive Plan		S-1/A (Exhibit 10.2.1)	11/27/2017	333-221475

99.7	Form of Stock Option Agreement under the 2017 Employee, Director and Consultant Equity Incentive Plan		S-1/A (Exhibit 10.2.2)	11/27/2017	333-221475

99.8	Form of Restricted Stock Agreement under the 2017 Employee, Director and Consultant Equity Incentive Plan		S-1/A (Exhibit 10.2.3)	11/27/2017	333-221475

99.9	Form of Restricted Stock Unit Agreement under the 2017 Employee, Director and Consultant Equity Incentive Plan		S-1/A (Exhibit 10.2.4)	11/27/2017	333-221475

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on March 19, 2018.

QUANTERIX CORPORATION

By:	/s/ E. Kevin Hrusovsky
E. Kevin Hrusovsky
Chairman, President and
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each of the directors and officers of Quanterix Corporation whose signature appears below hereby severally constitutes and appoints E. Kevin Hrusovsky and Joseph Driscoll, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Quanterix Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Kevin Hrusovsky	Chairman, President, Chief Executive Officer and Director (principal executive officer)	March 19, 2018
E. Kevin Hrusovsky

/s/ Joseph Driscoll	Chief Financial Officer (principal financial officer and principal accounting officer)	March 19, 2018
Joseph Driscoll

/s/ Douglas G. Cole, M.D.	Director	March 19, 2018
Douglas G. Cole, M.D.

/s/ John M. Connolly	Director	March 19, 2018
John M. Connolly

/s/ Keith L. Crandell	Director	March 19, 2018
Keith L. Crandell

/s/ Marijn Dekkers, Ph. D.	Director	March 19, 2018
Marijn Dekkers, Ph. D.

/s/ Martin D. Madaus, Ph.D.	Director	March 19, 2018
Martin D. Madaus, Ph.D.

/s/ Paul M. Meister	Director	March 19, 2018
Paul M. Meister

/s/ David R. Walt, Ph.D.	Director	March 19, 2018
David R. Walt, Ph.D.